                                                                   EXHIBIT 99.08

                       FEDERAL HOME LOAN BANK OF NEW YORK

                          RETIREE MEDICAL BENEFITS PLAN

EFFECTIVE APRIL 15, 2004

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                               TABLE OF CONTENTS

                                    ARTICLE

                                                                      PAGE
                                                                      ----
I        DEFINITIONS..............................................      1

II       ESTABLISHMENT OF THE PLAN................................      4

III      ELIGIBILITY AND PARTICIPATION............................      5

IV       PROVISIONS RELATING TO PLAN BENEFITS.....................      6

V        GENERAL PROVISIONS.......................................     10

VI       MISCELLANEOUS............................................     12

VII      AMENDMENTS AND PLAN TERMINATION..........................     14

                                   ARTICLE I

                                  DEFINITIONS

1.01 "Bank" means the Federal Home Loan Bank of New York and its successor or successors.

1.02 "Effective Date" means the date on which this Plan was adopted by the Human Resources Committee of the Board of Directors of the Bank and executed on behalf of the Bank by the President of the Bank as set forth following Section 7.02 of this Plan.

1.03 "Eligible Dependent" means and refers to any individual (i) who is, at the date of death of an Eligible Retiree, the lawful spouse of an Eligible Retiree and, as such, entitled to coverage under one or more Medical Benefit Plans of the Bank, and (ii) who was the lawful spouse of such Eligible Retiree at the Retirement Date of such Eligible Retiree, except as may otherwise be required by applicable law.

1.04 "Eligible Retiree" means and refers to (i) any individual who has retired as an Employee of the Bank after having attained the age of fifty-five (55) and having completed at least ten (10) Years of Service as an Employee after attaining the age of forty-five (45) and who, at such individual's Retirement Date, was a participant in the Retirement Plan and a participant in any one or more of the Medical Benefit Plans maintained by the Bank for its Employees and
(ii) except where otherwise expressly provided or where inconsistent with the terms and provisions of this Plan, any Pre-May 1, 1995 Retiree who is, on the Effective Date, a participant in any one or more of such Medical Benefit Plans.

1.05 "Employee" means and refers to any individual (i) who is a regular employee of the Bank who normally works twenty (20) hours a week or more, and excludes interns and other individuals employed by the Bank whose employment is intended not to exceed one thousand (1,000) hours in any twelve (12) month period, or
(ii) whose active employment by the Bank has terminated and who has continued, with the consent of the Bank to be a participant in one or more Medical Benefits Plans of the Bank as an Employee notwithstanding such termination of active employment.

1.06 "Medical Benefit Plan" means and refers to any and all plans and programs in effect from time to time providing medical, surgical, hospitalization, prescription drug, dental, or vision care benefits to Employees and Eligible Retirees of the Bank and the Qualified Dependents of either.

1.07 "Medicare Premium" means and refers to that Premium determined, from time to time, by the Bank, in its sole and absolute discretion, as the Premium to be paid by a Participant in a Medical Benefit Plan of the Bank who (i) has attained the age of sixty-five (65) or (ii) has been determined by the U.S. Social Security Administration, without regard to his age, to be eligible for benefits under Subchapter XVIII of the Social Security Act by reason of disability.

1.08 "Participant" means and refers to an Eligible Retiree, or the Eligible Dependent of a deceased Eligible Retiree, who is eligible and has elected to participate in this Plan in accordance with the provisions of Article IV of this Plan, and includes any Pre-May 1, 1995 Retiree who is, on the Effective Date, a participant in any Medical Benefit Plan of the Bank.

1.09 "Plan" means this Federal Home Loan Bank of New York Retiree Medical Benefits Plan, as amended from time to time hereafter.

1.10 "Plan Administrator" means and refers to the Director of Human Resources of the Bank.

1.11 "Pre-May 1, 1995 Retiree" means and refers to any individual (i) who has Retired as an Employee of the Bank, (ii) whose Retirement Date was prior to May 1, 1995, and (iii) who was, at such Retirement Date, and is, on the Effective Date, a participant in any Medical Benefit Plan of the Bank.

1.12 "Premium" means and refers to the amount determined, from time to time, by the Bank as the monthly cost to the Bank of providing benefits to Participants under each Medical Benefit Plan of the Bank in which they are participants, as provided in Article IV hereof.

1.13 "Qualified Dependent" means and refers to any individual who is a "qualified dependent" of an Eligible Retiree, as defined under the terms and provisions of the applicable Medical Benefit Plan of the Bank, and includes the Eligible Dependent of an Eligible Retiree.

1.14 "Retiree Contribution" means and refers to the amount which each Participant is required to pay to the Bank as a condition for participation in each Medical Benefit Plan of the Bank in which he has elected to be a Participant, as provided in and determined pursuant to Article IV of this Plan.

1.15 "Retirement" and "Retired" mean and refer to a termination of employment of an Employee who is eligible to apply for and receive benefits under and pursuant to the terms and provisions of the Retirement Plan, whether or not such Employee applies or applied for or receives or received such benefits.

1.16 "Retirement Date" means and refers to the later of (i) the effective date of the Retirement of an Employee from the active employ of the Bank, as defined in Section 1.15 of this Plan and as determined under and pursuant to the terms and the provisions of the Retirement Plan, or (ii) the date on which one who is otherwise an Eligible Retiree ceases to be a participant in the Federal Home Loan Bank of New York Employee Medical Benefits Plan.

1.17 "Retirement Plan" means and refers to the Comprehensive Retirement Program of the

Financial Institutions Retirement Fund, as adopted by the Bank and in effect at any relevant date, or any successor plan thereto.

1.18 "Social Security Act" means and refers to the provisions of Chapter 7 of Title 42 of the United States Code.

1.19 "Years of Service" has the same meaning as it has for purposes of determining the vesting of benefits under the provisions of the Retirement Plan.

                                   ARTICLE II

                            ESTABLISHMENT OF THE PLAN

      The Bank hereby adopts this Plan to set forth the terms and provisions under which medical, surgical, hospitalization, prescription drugs, dental, and vision care benefits which have been and presently are provided to certain individuals who retire from the employ of the Bank and their qualified dependents, and is effective as of the date on which this Plan was adopted by the Human Resources Committee of the Board of Directors of the Bank and executed on behalf of the Bank by the President of the Bank as set forth following
Section 7.02 of this Plan.

                                   ARTICLE III

                         ELIGIBILITY AND PARTICIPATION

3.01 Initial Eligibility. Each individual who is an Eligible Retiree on the Effective Date and who has heretofore paid all Retiree Contributions required under the terms and provisions of this Plan as a condition of continuing under this Plan his participation in one or more Medical Benefit Plans of the Bank shall, on such Effective Date, be deemed a Participant in this Plan. Any Employee who becomes an Eligible Retiree after the Effective Date of this Plan shall be eligible to become, and thereafter be, a Participant in this Plan effective retroactively to the later of (i) the Retirement Date of the Eligible Retiree, or (ii) the date on which the participation of the Eligible Retiree, as an Employee, in Medical Benefit Plans of the Bank shall terminate; provided, in either case, that the Eligible Retiree has elected in writing, pursuant to the provisions of Section 4.01, to become a Participant in this Plan and has paid the initial monthly Retiree Contribution applicable under each Medical Benefit Plan of the Bank in which such Eligible Retiree was a participant immediately preceding his Retirement Date.

3.02 Duration. An Eligible Retiree (including a Pre-May 1, 1995 Retiree), or an Eligible Dependent, following the death of an Eligible Retiree, who is or becomes a Participant in this Plan will remain a Participant in the Plan until the earliest of:

      (a)   the date of death of such Participant;

      (b)   the date on which such Participant shall have failed, for thirty-one
(31) or more days, to pay all Premiums such Participant is required to pay in accordance with the provisions of Article IV of this Plan;

      (c) the effective date of an amendment to this Plan pursuant to which such Participant is no longer eligible to participate in this Plan; or

      (d)   the date on which this Plan shall terminate.

                                   ARTICLE IV

                      PROVISIONS RELATING TO PLAN BENEFITS

4.01 Election of Benefits. An Eligible Retiree who desires to participate in this Plan shall, prior to, on, or within thirty-one (31) days following the later of (i) his Retirement Date, or (ii) the date on which his participation, as an Employee, in Medical Benefit Plans of the Bank shall terminate, execute and deliver to the designated representative of the Human Resources Division of the Bank an election in writing, on a form provided by the Bank, to continue his participation in each Medical Benefit Plan of the Bank in which the Eligible Retiree was a participant, as an Employee, prior to his Retirement Date. Such election shall constitute and be deemed an undertaking by the Eligible Retiree to pay, on a monthly basis, the Retiree Contribution applicable, from time to time, to such Eligible Retiree with respect to each such Medical Benefit Plan, or any other Medical Benefit Plan in which the Eligible Retiree may become a participant subsequent to such Retirement Date in accordance with the provisions of such Medical Benefit Plan or Plans and this Plan.

As promptly as practicable following the Retirement Date of an Eligible Retiree, the Human Resources Division shall provide a written election form to such Eligible Retiree. Each Eligible Retiree who desires to continue participation in one or more Medical Benefit Plans of the Bank pursuant to Section 4.01 shall so specify on the election form. Such election form must be completed and returned to the Human Resources Division within thirty-one (31) days from the Retirement Date of such Eligible Retiree, and shall, if timely submitted, be effective retroactively to the later of (i) the Retirement Date of the Eligible Retiree, or (ii) the date on which his participation, as an Employee, in Medical Benefit Plans of the Bank shall terminate. If an Eligible Retiree fails to return the election form to the Human Resources Division within such thirty-one (31) day period, such Eligible Retiree will not become a Participant in this Plan and will not be entitled to continue his participation in any Medical Benefit Plan of the Bank.

4.02 Computation of Premiums. The Premiums on which the Retiree Contributions to be paid, as set forth in Section 4.03 of this Plan, by an Eligible Retiree, or, following the death of an Eligible Retiree, his Eligible Dependent, for participation in this Plan, and for eligibility, as a Participant in this Plan, for benefits under and pursuant to the terms and provisions of any Medical Benefit Plan or Plans now or hereafter maintained by the Bank for its Employees, shall be determined by the Bank, from time to time, in its sole and absolute discretion, based upon the coverage applicable to such Eligible Retiree or such Eligible Dependent. The Bank shall publish to Participants any changes in Premiums as promptly as practicable prior to or following the effective date of such changes.

4.03 Payment of Retiree Contributions by Eligible Retirees. The amount of any applicable Retiree Contribution to be paid by an Eligible Retiree, and by the Eligible Dependent of an Eligible Retiree following the death of such Eligible Retiree, as a requirement for continued participation in this Plan and in one or more Medical Benefit Plans of the Bank shall be determined as follows:

      (a) An Eligible Retiree (other than a Pre-May 1, 1995 Retiree) who, at his Retirement Date, has (i) attained the age of fifty-five (55) and (ii) completed a minimum of ten (10) Years of Service after attaining the age of forty-five
(45), but (iii) has not attained the age of sixty-two (62), and the Eligible Dependent of any such Eligible Retiree following the death of the Eligible Retiree, is required, as a condition of participation in this Plan and in any Medical Benefit Plan or Plans of the Bank following the Retirement Date of the Eligible Retiree, to pay to the Bank monthly Retiree Contributions equal to one hundred percent (100%) of the Premiums for all Medical Benefit Plans of the Bank in which such Eligible Retiree was a participant as an Employee, determined pursuant to Section 4.02 of this Plan based upon the coverage applicable under each such Medical Benefit Plan, until the date on which the Eligible Retiree attains (or would, if alive, have attained) the age of sixty-two (62). Any such Eligible Retiree, and the Eligible Dependent of any such deceased Eligible Retiree, shall be eligible to participate in this Plan, and to continue to participate in any Medical Benefit Plan or Plans of the Bank following the Retirement Date of such Eligible Retiree, only if such Eligible Retiree and such Eligible Dependent have continued to pay the Retiree Contributions which are, or but for the death of the Eligible Retiree would be, required to be paid by such Eligible Retiree in compliance with all provisions of this Plan and of such Medical Benefit Plan or Plans continuously from his Retirement Date to the date on which such Eligible Retiree attains (or would, if alive, have attained) the age of sixty-two (62). Failure of an Eligible Retiree described in this paragraph, or of an Eligible Dependent of such an Eligible Retiree who becomes a Participant in this Plan following the death of such Eligible Retiree, to make payment of any Retiree Contribution required by the provisions of this paragraph for thirty-one (31) days from the due date of such Retiree Contribution shall terminate any and all rights of such Eligible Retiree and his Eligible Dependent in and under this Plan.

      (b) An Eligible Retiree (other than a Pre-May 1, 1995 Retiree) who has attained the age of sixty-two (62), but has not attained the age of sixty-five
(65), and the Eligible Dependent of such a deceased Eligible Retiree who is eligible to be a Participant in this Plan, is required, as a condition for participation in this Plan, to pay, for each Medical Benefit Plan under which such Eligible Retiree or such Eligible Dependent is receiving or desires to receive benefits as a Participant in this Plan, a monthly Retiree Contribution equal to the applicable percentage of the Premium for such Medical Benefit Plan determined pursuant to Section 4.02 or Section 4.03(d) of this Plan based upon the Years of Service of such Eligible Retiree, as follows:

  Years of Service           Percentage of Premiums to
of Eligible Retiree         be Paid by Eligible Retiree
-------------------         ---------------------------
 10                                50.0
 11                                47.5
 12                                45.0

 13                                42.5
 14                                40.0
 15                                37.5
 16                                35.0
 17                                32.5
 18                                30.0
 19                                27.5
 20 or more                        25.0

      (c) A Pre-May 1, 1995 Retiree, and the Eligible Dependent of a deceased Pre-May 1, 1995 Retiree who elects to be a Participant in this Plan and a participant in any Medical Benefit Plan or Plans in which such deceased Pre-May 1, 1995 Retiree was a participant at the date of his death, is required, as a condition for continued participation in this Plan and in any Medical Benefit Plan or Plans of the Bank, to pay, for each Medical Benefit Plan under which such Pre-May 1, 1995 Retiree or his Eligible Dependent is receiving or desires to receive benefits as a Participant in this Plan, a monthly Retiree Contribution equal to fifteen percent (15%) of the Premium for such Medical Benefit Plan determined pursuant to Section 4.02 of this Plan or paragraph (d) of this Section 4.03.

      (d) Commencing on the first day of the calendar month next following the earlier of (i) the attainment of the age of sixty-five (65) by an Eligible Retiree (including a Pre-May 1, 1995 Retiree) who is a Participant in this Plan, or by the Eligible Dependent of such an Eligible Retiree who has become a Participant in this Plan upon the death of such Eligible Retiree, or (ii) the determination by the U.S. Social Security Administration that such Participant is, without regard to the age of such Participant, eligible for benefits under the Social Security Act by reason of disability, then, and in any such event, the monthly Retiree Contribution which such Participant is required to pay to the Bank for his participation in any Medical Benefit Plans of the Bank under this Plan shall be reduced to the percentage of the Premium applicable to each such Medical Benefit Plan determined pursuant to Section 4.02 of this Plan and the preceding paragraphs of this Section 4.03 applied to the Medicare Premium applicable to each such Medical Benefit Plan.

4.04 Changes in Participation in Medical Benefit Plan.

      (a) A Participant in this Plan may elect to terminate his participation in and coverage under any Medical Benefit Plan at any time; provided, that no Participant, whether or not he has terminated his participation in and coverage under any Medical Benefit Plan of the Bank, may elect to participate in a Medical Benefit Plan of the Bank in which he is not a participant, or make any changes in or additions to his coverage under any Medical Benefit Plan of the Bank, in which he is a participant, except that a Participant may make any changes in the coverage elected by the Participant under any Medical Benefit Plan of the Bank (i) during such open enrollment period as may be designated by the Bank (provided, that any change in the Vision Care Platinum Program can be made only once every second calendar year), or (ii) upon the occurrence of any of the following life events:

      (1)   the marriage of the Participant;

      (2)   the divorce of the Participant;

      (3)   the death of the Participant's spouse;

      (4)   the birth or adoption of a child by the Participant; or

      (5) a dependent of the Participant ceasing to be a qualified dependent under the terms and provisions of such Medical Benefit Plan.

Changes in coverage resulting from any of the above-enumerated life events shall be effective on the first day of the month following notification of the occurrence of such a life event by the Participant to the Human Resources Division of the Bank, which notification must be given within thirty-one (31) days of the occurrence of such life event.

      (b) A Participant who shall terminate his participation and coverage under any Medical Benefit Plan of the Bank and shall not, at the same time, become a participant in another Medical Benefit Plan of the Bank which provides benefits comparable to the benefits provided under the Medical Benefit Plan in which the Participant has elected to terminate his participation and coverage, the Participant shall not be eligible, at any time thereafter, to participate in any such Medical Benefit Plan of the Bank as a Participant in this Plan.

4.05 Participation by the Eligible Dependent of an Eligible Retiree. The Eligible Dependent of any Eligible Retiree (including a Pre-May 1, 1995 Retiree) who is a Participant in this Plan at the time of his death shall be eligible, following the death of such Participant, to participate in any Medical Benefit Plan of the Bank in which the Participant was participating at the date of his death, or in any other Medical Benefit Plan or Plans of the Bank in which such Participant, if living, would have been able to participate, upon payment of the Premiums for participation in such Medical Benefit Plan or Plans based upon coverage applicable to such Eligible Dependent, and, in the case of an Eligible Retiree other than a Pre-May 1, 1995 Retiree, upon the Years of Service of the deceased Eligible Retiree.

4.06 Details of Medical Benefit Plans. The Medical Benefit Plans identified in Annexes A through F, inclusive, annexed hereto are incorporated herein by reference. The Plan Administrator will, upon request, provide each Participant with a free copy of all documents in its possession constituting each Medical Benefit Plan of the Bank applicable to such Participant detailing the benefits available to the Participant.

4.07 Continuation Coverage Provisions. The Plan will comply with any continuation coverage notice and other requirements that may be applicable with respect to the benefits provided under this Plan.

                                    ARTICLE V

                               GENERAL PROVISIONS

5.01 Allocation of Responsibility for Administration. The designated representatives of the Bank shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan. The Plan Administrator shall have the sole responsibility for the administration of this Plan, which responsibility is specifically described in this Plan. Any directions given, information furnished, or action taken, by it shall be in accordance with the provisions of the Plan authorizing or providing for such direction, information, or action. The Plan Administrator may rely upon any such direction, information, or action of another Employee of the Bank as being proper under this Plan and is not required to inquire into the propriety of any such direction, information, or action. It is intended under this Plan that the Plan Administrator shall be responsible for the proper exercise of its own powers, duties, responsibilities, and obligations under this Plan and shall not be responsible for any act or failure to act of another Employee of the Bank. Neither the Plan Administrator nor the Bank makes any guarantee to any Participant in any manner for any loss or other event because of the Participant's participation in this Plan.

5.02 Appointment of Plan Administrator. The Plan shall be administered by the Plan Administrator Bank or his duly designated representative pursuant to
Section 5.01 hereof. All usual and reasonable expenses of the Plan Administrator shall be paid by the Bank, and any expenses not paid by the Bank shall not be the responsibility of the Plan Administrator personally. The Plan Administrator or any other designated representative of the Bank who is an Employee of the Bank shall not receive any additional compensation with respect to services hereunder.

5.03 Records and Reports. The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with the terms of the Plan relating to the records of the Participants. The Plan Administrator shall be responsible for complying with any and all reporting, filing, and disclosure requirements and other applicable laws and regulations with respect to the Plan.

5.04 Other Powers and Duties of the Plan Administrator. The Plan Administrator shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not limited to, the following:

            (a) to prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

            (b) to receive from the Bank and from Participants such information as shall be necessary for the proper administration of the Plan;

            (c) to furnish to the Bank, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate; and

            (d) to appoint individuals to assist in the administration of the Plan and any other agents it deems advisable, including, but not limited to, legal and actuarial counsel.

The Plan Administrator shall have no power to add to, subtract from, or modify any of the terms of the Plan, or change or to add to any benefits provided by the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

The Plan Administrator shall have the exclusive discretionary authority and power to determine eligibility for benefits and to construe the terms and provisions of the Plan, determine questions of fact and law arising under the Plan, direct disbursements pursuant to the Plan, and exercise all other powers specified herein or which may be implied from the provisions hereof, and the Plan Administrator may adopt such rules for the conduct of the administration of the Plan as it may deem appropriate. When making a determination or calculations, the Plan Administrator may rely upon information furnished by a Participant, the Bank, or the legal counsel of the Bank. The Plan Administrator may act at a meeting or in writing without a meeting. The Plan Administrator may adopt such by-laws and regulations as it deems desirable for the conduct of its affairs.

5.05 Indemnification of the Plan Administrator. Subject to applicable law, the Plan Administrator shall be indemnified by the Bank against any and all liabilities arising by reason of any act or failure to act made in good faith pursuant to the provisions of the Plan, including expenses reasonably incurred in the defense of any claim relating thereto.

5.06 Use and Disclosure of Protected Health Information. The Bank hereby adopts and shall abide by the provisions set forth in Annex G annexed hereto and incorporated herein by reference.

                                   ARTICLE VI

                                  MISCELLANEOUS

6.01 Nonguarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between the Bank and any Employee, or as a right of any Employee to be continued in the employment of the Bank, or as a limitation of the right of the Bank to discharge any of its Employees, with or without cause.

6.02 Rights to Bank's Assets. No Employee, Eligible Retiree, Eligible Dependent, or other person shall have any right to, or interest in, any assets of the Bank, whether upon termination of employment or otherwise.

6.03 Nonalienation of Benefits. Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person eligible for the benefit under the terms of the Plan; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits payable hereunder shall be void. The Bank shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any person eligible for benefits hereunder.

6.04 Divestment of Benefits. Subject only to the specific provisions of this Plan, nothing shall be deemed to divest a Participant of a right to the benefit for which the Participant becomes eligible in accordance with the provisions of this Plan.

6.05 Discontinuance of Benefits. In the event of a permanent discontinuance of the Plan, or of any benefits thereunder, all Participants shall receive any and all benefits for which they were eligible as of the effective date of such discontinuance.

6.06 Construction. Except where otherwise indicated or unless the context of this Plan clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and references to any of the masculine, feminine, or neuter include each of the masculine, feminine, or neuter, and the terms "hereof," "herein," "hereby," "hereunder," and all similar terms refer to this Plan as a whole and not to any particular provision of this Plan.

6.07 Resolution of Disputes. Any controversy, dispute, or claim arising out of or relating to the terms and provisions of this Plan shall be referred to arbitration in New York City before an Arbitrator appointed in accordance with the rules, then applicable, of the American Arbitration Association, whose decision shall be final and binding upon all parties thereto. Judgment upon the award of the Arbitrator may be entered in any court having jurisdiction thereof. All costs and fees incurred in connection with any such arbitration shall be allocated between the parties thereto as the Arbitrator shall determine.

6.07 Governing Law. This Plan shall be construed, administered, and enforced according to the laws of the State of New York.

                                   ARTICLE VII

                        AMENDMENTS AND PLAN TERMINATION

7.01 Termination, Modification, and Amendment of the Plan. Notwithstanding anything to the contrary stated in this Plan, the Bank expressly reserves the right, at any time, for any reason, and without limitation, to terminate, modify, or otherwise amend this Plan or any or all of the Medical Benefit Plans of the Bank and any or all of the benefits provided hereunder or thereunder, either in whole or in part, whether as to all persons covered hereby or thereby or as to one or more groups thereof. Those rights include specifically, but are not limited to, (i) the right to terminate benefits under this Plan, or under any or all of the Medical Benefit Plans of the Bank, with respect to all, or any individual or group of, Participants or prospective Participants, (ii) the right to modify benefits under this Plan, or under any or all of the Medical Benefit Plans of the Bank, to all, or any individual or group of, Participants or prospective Participants, (iii) the right to require or increase contributions by all, or any individual or group of, Participants or prospective Participants toward the cost of this Plan or any or all of the Medical Benefit Plans of the Bank, and (iv) the right to amend this Plan, or any or all of the Medical Benefit Plans of the Bank, or any term or condition hereof or thereof; in each case, whether or not such rights are exercised with respect to any other Participant or group of Participants in this Plan or in any or all of the Medical Benefit Plans of the Bank.

7.02 Action by the Bank. The termination, modification, or other amendment of this Plan shall be effected by resolution of the Human Resources Committee of the Board of Directors of the Bank or its successor.

                 ANNEXES TO FEDERAL HOME LOAN BANK OF NEW YORK
                         RETIREE MEDICAL BENEFITS PLAN

ANNEX A - Federal Home Loan Bank of New York CIGNA Group Health Insurance Plan

ANNEX B - Federal Home Loan Bank of New York CIGNA Dental Care Plan

ANNEX C - Federal Home Loan Bank of New York Aetna Health Benefits Plan

ANNEX D - Federal Home Loan Bank of New York Health Insurance Plan of New York
          Medical and Hospital Services Plan

ANNEX E - Federal Home Loan Bank of New York Vision Care Plan

ANNEX F - Federal Home Loan Bank of New York Prescription Drug Mail Service Plan

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                                    ANNEX G

         FEDERAL HOME LOAN BANK OF NEW YORK PLAN DOCUMENT - THE USE AND
                   DISCLOSURE OF PROTECTED HEALTH INFORMATION

THE PROVISIONS SET FORTH IN THIS DOCUMENT ARE INTENDED SIMPLY TO DESCRIBE THIS PLAN'S OBLIGATIONS UNDER HIPAA. NO ADDITIONAL BENEFITS ARE INTENDED OR ASSUMED, AND NO ONE IS INTENDED AS A THIRD-PARTY BENEFICIARY WITH RESPECT TO THESE PROVISIONS.

A. USE AND DISCLOSURE OF PROTECTED HEALTH INFORMATION ("PHI")

      The Federal Home Loan Bank of New York (the "Bank") Employee Medical Benefit Plan (the "Plan") will use and disclose protected health information ("PHI") to the extent of and in accordance with the uses and disclosures permitted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA"). Specifically, the Plan will use and disclose PHI for purposes related to health care treatment, payment for health care, and health care operations, and for any other purposes permitted by HIPAA.

      "Payment for health care" means activities undertaken by the Plan to obtain premiums or determine or fulfill its responsibility for coverage and provision of Plan benefits that relate to an individual to whom health care is provided. These activities include, but are not limited to, the following:

    - determination of eligibility, coverage, and cost-sharing amounts (for example, the cost of a benefit, plan maximums, and co-payments as determined for an individual's claim);

    - coordination of benefits;

    - adjudication of health benefit claims (including appeals and other payment disputes);

    - subrogation of health benefit claims;

    - establishing employee contributions;

    - risk adjustments;

    - billing, collection activities, and related health care data processing;

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    - claims management and related health care data processing, including auditing payments, investigating and resolving payment disputes, and responding to participant inquiries about payments;

    - obtaining payment under a contract for reinsurance (including stop-loss and excess of loss insurance);

    - medical necessity reviews or reviews of appropriateness of care or justification of charges;

    - utilization review, including pre-certification, pre-authorization, concurrent review, and retrospective review;

    - disclosure to consumer reporting agencies related to the collection of premiums or reimbursement (the following PHI may be disclosed for payment purposes: name and address, date of birth, Social Security number, payment history, account number, and name and address of the provider and/or health plan); and

    - reimbursement to the Plan.

"Health Care Operations" include, but are not limited to, the following activities:

    - quality assessment;

    - population-based activities relating to improving health or reducing health care costs, protocol development, case management and care coordination, disease management, contacting health care providers and patients with information about treatment alternatives, and related functions;

    - rating provider and plan performance, including accreditation, certification, licensing, or credentialing activities;

    - underwriting, premium rating, and other activities relating to the creation, renewal, or replacement of a contract of health insurance or health benefits, and ceding, securing, or placing a contract for reinsurance of risk relating to health care claims (including stop-loss insurance and excess of loss insurance);

    - conducting or arranging for medical review, legal services, and auditing functions, including fraud and abuse detection and compliance programs;

    - business planning and development, such as conducting cost-management and planning-related analyses related to managing and operating the Plan, including formulary development and administration, development, or improvement of payment methods or coverage policies; and

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    - business management and general administrative activities of the Plan, including, but not limited to, management activities relating to the implementation of and compliance with the administrative simplification requirements of HIPAA, or customer service, including the provision of data analyses and the resolution of internal grievances.

B. THE PLAN WILL USE AND DISCLOSE PHI AS REQUIRED OR PERMITTED BY LAW AND AS PERMITTED BY AUTHORIZATION OF THE PARTICIPANT OR BENEFICIARY

      With an authorization, and the Plan will disclose PHI to any group health plan or other plan sponsored by the Bank, the insurers thereunder, including but not limited to, pension plans, disability plans, reciprocal benefit plans, and workers' compensation insurers, for purposes related to the administration thereof, or as otherwise authorized by the Participant or Beneficiary, or as required or permitted by law.

C.    DISCLOSURES TO THE BANK

      The Plan will disclose PHI to the Bank only upon receipt of a certification from the Bank that the plan documents contain the following provisions.

      1. The Bank agrees to:

      - not use or further disclose PHI other than as permitted or required by the Plan document or as permitted or required by law;

      - ensure that any agents, including a subcontractor, to whom the Bank provides PHI received from the Plan agree to the same restrictions and conditions that apply to the Bank with respect to such PHI;

      - not use or disclose PHI for employment-related actions and decisions;

      - not use or disclose PHI in connection with any other benefit or employee benefit plan of the Bank;

      - report to the Plan any PHI use or disclosure that is inconsistent with the uses or disclosures provided for of which it becomes aware;

      - make PHI available to an individual in accordance with the access requirements of HIPAA;

      - make PHI available for amendment and incorporate any amendments to PHI in accordance with HIPAA;

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      - make available the information required to provide an accounting of disclosures pursuant to HIPAA;

      - make internal practices, books, and records relating to the use and disclosure of PHI received from the Plan available to the U.S. Department of Health & Human Services for the purposes of determining the Plan's compliance with HIPAA; and

      - if feasible, return or destroy all PHI received from the Plan that the Bank still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible).

      2. In accordance with HIPAA, only the Bank's Compensation and Benefit Specialist may be given access to PHI.

      3. The person described in Paragraph 2 may only have access to and use and disclose PHI for Plan administration functions which the Bank performs for the Plan.

      4. If the person described in Paragraph 2 does not comply with this Plan document, the Bank has agreed that it shall address and resolve any such issues of noncompliance, which shall include disciplinary sanctions. The Human Resources Director of the Bank (or his designees) is responsible for compliance with this provision.

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